Exhibit 10.33

Cooperation Agreement

This Cooperation Agreement (this “Agreement”) is entered into by and between the following parties on July 30, 2010 (the “Effective Date”) in Beijing, PRC:

Party A: Fujian San’An Group Corporation
Registered Address: No. 1721, Lvling Road, Siming District, Xiamen, Fujian Province.

Party B: EMCORE Corporation
Registered Address: 10420 Research Rd. SE, Albuquerque, NM, 87123 USA.

Collectively, referred to herein as the “Parties”, and individually each as a “Party”.

Whereas,

The Shanghai Stock Exchange listed company, San’An Optoelectronics Co., Ltd. (“San’An Optoelectronics”), which is controlled by Party A, and Party B have entered into the Joint Venture Contract (the “JV Contract”), wherein San’An Optoelectronics and Party B agree to jointly invest and establish Suncore Photovoltaics Co., Ltd. (the “JV Company”).  In this Agreement, unless the context otherwise requires, the capitalized terms herein shall each have the meaning as defined in the JV Contract.

Based upon good-faith negotiations, Party A and Party B entered into this Agreement relating to the cooperation between Party A and Party B in establishing and operating the JV Company as follows.

Article 1. Technology Licensing and Assistance

1.1           Following the establishment of the JV Company, Party B shall, on a preferential basis, provide a technology license and technical support at no cost to the JV Company according to the relevant provisions of the Technology License Agreement. Party B undertakes that, any company that Party B grants manufacturing licenses to in other countries will not carry out manufacturing in the People’s Republic of China (“PRC”, for the purpose of this Agreement, not including Hong Kong, Macao and Taiwan), Hong Kong, Macao or Taiwan by utilizing the intellectual property and know-how relating to Party B’s HCPV systems and components for terrestrial solar power applications which are owned by Party B so long as the JV Company is in compliance with the terms of the JV Contract.

1.2           Party A agrees to entrust Party B to prepare a development strategy for renewable energy with HCPV terrestrial solar power application solutions. Party B shall take into consideration industry surveys, the competitive landscape, current market, challenges and opportunities, along with any consultation services required by Party A. Party A shall pay Party B a consultation fee of USD $8.5 million ($8,500,000) for the above-mentioned services. Party A shall pay such consultation fees in installments as described below to Party B, and Party B agrees that Langfang Emcore Optoelectronics Co., Ltd., its wholly owned subsidiary in the PRC, will receive all of the consultation fees on its behalf (where any capital increase of the JV Company is necessary, Party B may designate other third parties to receive the follow-on installments of the consultation fees on its behalf).

1.3           The above-mentioned consultation fees shall be paid in the following installment schedule:

1.3.1        Within 15 days after the date when the approval is granted by the relevant PRC approval authority (as determined according to the date recorded on the Foreign Invested Enterprise Approval Certificate of the JV Company), Party A will pay Party B USD three million ($3,000,000);

1.3.2        Party A will pay Party B an additional USD $5.5 million ($5,500,000) at least 15 days prior to the expiration of the second contribution period as set forth in Article 16 of the JV Contract;

1.4           In recognition of Party B’s contribution of the relevant intellectual property and technology know-how associated with HCPV systems and components for terrestrial solar power applications, Party A agrees to directly award Party B a follow-on consultation fee payable in cash in case of each and every increase to the JV Company’s capitalization following the initial registered capital of USD 30 million of the JV Company. This requires that Party B develops and releases a revised HCPV for terrestrial solar power applications system product (each an “HCPV Release”) with a ten percent (10%) lower cost (the “Cost Reduction Target”) than the immediately available previous version on the condition that the product quality remains the same or better. For the avoidance of doubt, the initial HCPV Release shall occur on the Effective Date. The amount of the follow-on consultation fees shall be calculated as follows: the amount of any additional registered capital increase in the JV Company times either of:
i)	ten percent (10%) in the event that Party B has complied with the 10% Cost Reduction Target within eighteen (18) months of the previous HCPV Release, or
ii)
five percent (5%) in the event that Party B has complied with the Cost Reduction Target within twenty four (24) months of the previous HCPV Release but after the initial 18 months following the previous HCPV Release, or

iii)	zero (0) in the event that Party B has not complied with the Cost Reduction Target within twenty four (24) months of the previous HCPV Release.
iv)
As an example, and for the avoidance of doubt, in the event that Party B has complied with the 10% Cost Reduction Target within 18 months of the Effective Date or the previous HCPV Release, and in the event that the JV Company raises an additional USD ten million ($10,000,000) in capital beyond the initial USD thirty million ($30,000,000) in registered capital of the JV Company (the “Second Funding”), then Party B shall receive from Party A as a follow-on consultation fee at least 15 days prior to the expiration of the Second Funding, an additional USD one million ($1,000,000).

1.5           Both Parties agree that,

1.5.1        Receipt of the consultation fees (including the follow-on consultation fees) by Langfang Emcore Optoelectronics Co. Ltd. or other third parties designated by Party B shall be deemed to constitute Party B’s receipt of such fees. If within the periods set forth under Article 1.4 above, Party B has not received all of the consultation fee that it is due, then Party B has the right to decline to perform its obligations under the JV Contract (including, without limitation, the obligation to contribute the initial capital contribution that it subscribed for), and if Party B suffers any losses due to Party A’s failure to pay the consultation fees in a timely manner, then Party A shall fully compensate Party B for its losses. However, if Party B’s inability to receive all the consultation fees is caused by Party B or other third parties designated by Party B, Party A shall not have any liability and Party B shall continue to be obligated to perform its contribution obligations.

1.5.2        Party B will nominate Mr. Charlie Wang as the initial General Manager of the JV Company, and Party A agrees that it will cause the Board directors appointed by San’An Optoelectronics to approve Mr. Charlie Wang as the initial General Manager of the JV Company. If Mr. Charlie Wang cannot hold the position of the initial General Manager of the JV Company due to Party B’s causes, Party A will deduct USD 500,000 from the consultation fees to be paid to Party B as set forth in Article 1.2 above.

1.5.3        If, a) Party A fully performs its obligation of paying the consultation fees in accordance with this Agreement, and b)Party B violates the Technology License Agreement and grants any other third party exclusive manufacturing rights in the PRC, Hong Kong, Macau or Taiwan to manufacture the Licensed Products (as defined in Technology License Agreement), then Party B shall be obligated to repay Party A the consultation fees received under this Agreement and continue to perform its obligations under the JV Contract and the Technology License Agreement.

1.5.4        On the condition that Party A fully performs its obligation of paying the consultation fees in accordance with this Agreement, then Party B shall be obliged to strictly perform the Technology License Agreement; if Party A violates this Agreement and/or declines or delays to pay the consultation fees, which leads to the termination of this Agreement, then Party B is entitled to terminate the JV Contract and the Technology License Agreement, and Party A shall fully compensate Party B’s liabilities or losses arising out of the termination of the JV Contract and the Technology License Agreement.

Article 2. Product Sales and Operation of the JV Company

2.1           Upon the execution of the JV Contract, Party A undertakes and make sure relevant clients to issue a non-cancelable, non-returnable purchase order of 10MW (megawatts) with a unit price of USD 2 dollars/Watt (HCPV modules and systems) for terrestrial solar power applications to the JV Company, and pay the JV Company a down payment of no less than 10% of the value of such 10-MW purchase order or USD 2 million within five (5) days of the execution of the JV Contract. Party B agrees to make all commercially reasonable efforts to assist the JV Company in delivering all of the ordered products before the end of June, 2011. The final version of the delivered products shall be required to pass the IEC62108 certification, and the product quality and performance shall satisfy relevant standards.

2.2           In the event that the JV Company has any working capital requirement, Party A agrees that it shall be solely responsible for directly providing loans in a cumulative amount of no less than RMB 200 million to the JV Company (in the manner of a banking entrustment loan),and/or guarantees for such loans, to meet the JV Company’s requirements for working capital , and the JV Company shall pay reasonable interest for and guarantee the security of such loans.

Article 3. Intentionally deleted.

Article 4. Intentionally deleted.

Article 5. Confidentiality

The parties have executed a separate non-disclosure agreement dated the Effective Date of this Agreement (the “NDA”), which shall govern the definition, disclosure and use of confidential information. Any confidential and/or proprietary information disclosed in connection with this Agreement, by either Party, is subject to and governed by the terms of the NDA.

Article 6. Breach of Contract

6.1           Both Parties to this Agreement shall strictly perform the provisions in the Agreement. If there is a material default, by either Party, then the defaulting Party shall indemnify the non-defaulting Party for all economic loss.

6.2           The government of the PRC or of the U.S.A requires any material alteration, modification or other actions of the rights and obligations of either Party under this Agreement, or the government of the PRC or of the U.S.A disapproves this Agreement or the transactions herein, which prevents either Party from achieving its business objectives. In this case, this Agreement shall be terminated. In the event of such a governmental notice, the Party receiving such notice will promptly provide the other Party with written notice outlining the nature of the government development. The occurrence of the situation in this clause shall not constitute the breach of either Party.

6.3           Termination of this Agreement or dissolution of the JV Company for any reason shall not release a Party from any liability for default which at the time of termination or dissolution has already accrued to the other Party, or which thereafter may accrue to the other Party in respect of any act or omission prior to such termination or dissolution.

Article 7. Effectiveness and Termination

7.1           Upon the execution of this Agreement by both Parties, this Agreement shall commence as of the Effective Date.

7.2           In the event the JV Company is dissolved, terminated or revoked for whatever reason, this Agreement shall be terminated concurrently. In the event that Party A fails to pay Party B, when due, any portion of the consultation fees described in Articles 1.2 or 1.4, or otherwise breaches its obligations under Article 2.1 or 2.2, Party B may terminate this Agreement with thirty (30) days’ prior written notice to Party A.

Article 8. Originals

This Agreement will be prepared in two originals, and Party A and Party B shall keep one original respectively.

Article 9. Additional Terms

For the avoidance of doubt, the Parties agree and acknowledge that the following provisions from the JV Contract are herein incorporated by reference and shall substantively apply to this Agreement and to the Parties hereof :

Article 48. Force Majeure
Article 49. Public Disclosure
Article 52. Notice
Article 53. Governing Law
Article 54. Dispute Resolution
Article 55. Amendment and Effectiveness (except for the third paragraph)
Article 60. Waiver and Severability
Article 61. Headings

 (No text hereinafter)

(Execution Page)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written by their duly authorized representatives.

Party A: Fujian San’An Group Corporation. (chop)
Legal Representative (Authorized Representative)
/s/ Mr. Xiucheng Lin, Chairman

Party B: EMCORE Corporation
Legal Representative (Authorized Representative)
/s/ Hong Q. Hou, President and CEO

Date:  July 30, 2010